INVESTMENT MANAGEMENT AGREEMENT

CLIFFWATER ENHANCED LENDING FUND

AGREEMENT made this 14th day of June, 2021, by and between Cliffwater Enhanced Lending Fund, a Delaware statutory trust (the "Fund"), and Cliffwater LLC, a Delaware limited liability company (the "Investment Manager").

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor;

WHEREAS, the Fund desires to retain the Investment Manager to render investment management services with respect to the Fund and the Investment Manager is willing to render such services; and

WHEREAS, the Investment Manager may, subject to the approval of the Fund’s Board of Trustees, retain one or more sub-advisers (the “Sub-Advisers”) to render portfolio management services to the Fund pursuant to investment sub-advisory agreements among the Fund, the Investment Manager and each such Sub-Adviser (each, a “Sub- Advisory Agreement”).

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Investment Manager to act as Investment Manager to the Fund for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The Investment Manager may provide such other additional services to the Fund as reasonably requested by the Fund and agreed to by the Investment Manager, including preparing and reviewing the Fund’s registration statements and any amendments and supplements thereto, preparation and review of materials for Fund’s Board of Trustees (“Board”) and Board committee meetings, preparation and review of Fund shareholder reports, proxy statements, and other applicable regulatory reports and communications, and the provision of the Investment Manager’s employees to act as officers of the Fund.

2. DUTIES AND AUTHORITIES OF INVESTMENT MANAGER. The Fund employs the Investment Manager to furnish and manage a continuous investment program for the Fund. The Investment Manager will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Fund with records concerning the Investment Manager’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Trustees concerning the Investment Manager’s discharge of the foregoing responsibilities. The Investment Manager may delegate certain of its duties under this Agreement with respect to the Fund to a Sub-Adviser or Sub-Advisers (subject to the approval of the Fund's Board and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more Sub-Advisers deemed necessary to carry out the investment program of the Fund. The retention of a Sub-Adviser by the Investment Manager shall not relieve the Investment Manager of its responsibilities under this Agreement. The Investment Manager may pay a Sub-Adviser a portion of the compensation received by the Investment Manager hereunder.

The Investment Manager shall discharge the foregoing responsibilities subject to the control of the Fund’s Board and in compliance with the objectives, policies, and limitations for the Fund set forth in the Fund's current registration statement and applicable laws and regulations. The Investment Manager also agrees to comply with (a) any policies, guidelines, instructions and procedures approved by the Board, and (b) any future amendments or supplements to the Fund’s registration statement that, in each case, are provided, in writing, to the Investment Manager with reasonable notice prior to implementation.

The Investment Manager shall have the power to carry out any and all of the objectives and purposes of the Fund, as described in the Fund’s Prospectus and Statement of Additional Information, and to, perform all acts and enter into and perform all contracts and other undertakings on behalf of the Fund, including delegating such power to perform or to enter into and perform all contracts and undertaking to the Sub-Advisers, as the Investment Manager deems appropriate or convenient in connection with the provision of its services contained herein. Without limiting the foregoing powers, the Investment Manager shall have all specific rights and power to do, or to delegate the power to the Sub-Advisers to do, the following on behalf of the Fund:

(i)	acquire, hold, manage, vote, own and dispose of loans, equity securities and any other assets held by the Fund;

(ii)	review, select, analyze, structure, negotiate and close investment transactions and their related agreements, instruments and other documents, and in connection with such investment transactions, enter into, execute, assist in the preparation of, deliver and consummate all agreements, instruments and other documents, including credit agreements, collateral agreements, security agreements, and other similar agreements;

(iii)	provide service on committees of, and in other capacities with, issuers of and obligors on investments and other assets of the Fund (including on creditors’ committees), vote with respect to investments and other assets of the Fund whether in person, by proxy, consent or otherwise, sell short investments and cover such sales;

(iv)	monitor, supervise and direct the investments of the Fund and dispose of them in such manner and at such times as the Investment Manager or Sub-Advisers determine;

(v)	initiate, participate in and settle judicial, arbitration, administrative or similar proceedings to protect the assets of the Fund, enforce the Fund’s rights or otherwise defend the interests of the Fund;

(vi)	cooperate with persons or entities engaged by the Fund to render services to the Fund, including without limitation, attorneys, accountants, custodians, investment brokers or finders, investment bankers, appraisers, loan servicers, and business advisors;

(vii)	employ techniques to hedge portfolio risk (but not for speculative purposes) including, without limitation, through the use of options, forward and futures contracts and other instruments (relating to securities, currencies or other assets);

(viii)	take whatever steps are required by governmental authorities having jurisdiction over the Fund or its assets; and

(ix)	take such other actions as may be necessary or advisable in connection with the foregoing.

On occasions when the Investment Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Investment Manager and when permitted by applicable law, allocation of the securities so purchased, as well as the expenses incurred in the transaction, will be made by the Investment Manager in a manner which the Investment Manager considers to be fair and equitable, consistent with its fiduciary obligations to the Fund and to its other clients over time and consistent with applicable law. The Investment Manager and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Fund. The Investment Manager and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Fund, and the Investment Manager will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon the Investment Manager any obligation to purchase or to recommend for purchase for the Fund any investment that the Investment Manager, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of the Investment Manager it is for any reason impractical or undesirable to take such action or make such recommendation for the Fund.

The Investment Manager’s relationship with the Fund is that of a statutory fiduciary under the Advisers Act. Without limitation on the preceding sentence, the Investment Manager acknowledges that, to the extent provided under applicable law (including Delaware law), it has certain fiduciary duties to the Fund under this Agreement, as such duties are modified by this Agreement (which modifications are intended to replace duties otherwise existing at law or in equity to the extent inconsistent therewith).

Notwithstanding anything to the contrary in this Agreement, it is hereby acknowledged and agreed that (a) the Investment Manager’s valuation procedures may be different from the valuation policies of the Fund’s pricing agent or similar party (b) the Fund’s valuation of assets may differ from the valuations of the Investment Manager for its other clients and (c) the Investment Manager is not the pricing agent for the Fund.

Without limiting the foregoing powers, the Investment Manager shall also have specific rights and power to do, or to delegate the power to the Sub-Advisers to do, the following on behalf of the Fund, subject to the approval of the Board to the extent required by the 1940 Act and/or the Fund’s policies and procedures:

(x)	other than in connection with investment transactions, enter into, execute, assist in the preparation of, deliver and consummate all agreements, instruments and other documents; and

(xi)	obtain financing, borrow money, incur indebtedness, issue guarantees, mortgage, pledge, loan, impose liens upon and grant security interests in all or any part of the Fund’s assets; execute promissory notes, loan, pledge or security agreements, or other agreements, documents and instruments in connection therewith.

3. FUND TRANSACTIONS. The Investment Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution” under the particular circumstances of each transaction taking into account such factors as the Investment Manager deems relevant and considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Investment Manager will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request. In connection with the investment and reinvestment of the assets of the Fund, the Investment Manager is authorized (and can delegate to Sub-Advisers) to execute for the Fund as its agent and attorney-in-fact standard customer agreements and other documentation in connection with opening trading accounts with brokers, dealers or futures commission merchants and other trading counterparties, including, but not limited to, ISDA agreements, and in connection with the rights and powers granted to the Investment Manager under Section 2 of this Agreement, as well as, subject to the approval of the Board to the extent required by the 1940 Act and/or the Fund’s policies and procedures, to do such other things necessary or incidental to the furtherance or conduct of the Fund’s purchases, sales or other transactions.

It is understood that the Investment Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.

On occasions when the Investment Manager deems the purchase or sale of an investment, security or futures contract or options thereon to be in the best interest of the Fund as well as other clients of the Investment Manager, the Investment Manager may, to the extent permitted by applicable law and regulations, aggregate the order to be sold or purchased. In such event, the Investment Manager will allocate investments, securities or futures contracts or options thereon so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Investment Manager reasonably considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients under the circumstances.

The Investment Manager or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Investment Manager seek to obtain best execution under the circumstances for the transaction; (b) the provisions of the 1940 Act; (c) the provisions of the Investment Advisers Act of 1940; and (d) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Investment Manager under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Investment Manager or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for these services in addition to the Investment Manager's fees for services under this Agreement.

All securities and other property of the Fund shall remain in the direct or indirect custody of the Fund’s custodian except as otherwise authorized by the Board.

4. EXPENSES AND COMPENSATION OF THE INVESTMENT MANAGER. The Investment Manager will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein. In addition, with respect to the operation of the Fund, the Investment Manager shall be responsible for (i) the expenses of printing and distributing extra copies of the Fund’s prospectus, statement of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders) to the extent such expenses are not covered by any applicable plan adopted pursuant to Rule 12b-1 under the 1940 Act (each, a “12b-1 Plan”) or pursuant to, or as a condition of multiple-class exemptive relief obtained from the Securities and Exchange Commission; (ii) the reasonable costs of any special Board meeting or shareholder meeting specifically requested by, and convened for the primary benefit of the Investment Manager or, if such special Board meeting or shareholder meeting includes one or more agenda or discussion items that are not for the primary benefit of the Investment Manager, then the Investment Manager will be responsible for only its pro-rata share of such costs as determined in good faith by the Investment Manager and the Fund; and (iii) the costs of the Investment Manager’s in-person attendance at one Fund Board meeting each year, the date of such Board meeting to be agreed to by the Investment Manager and the Fund. If the Investment Manager has agreed to limit the operating expenses of the Fund as referenced below, the Investment Manager also shall be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit, subject to the terms of such agreement. Except as otherwise specifically stated herein, the Investment Manager shall not be responsible for any of the Fund's expenses, including, but not limited to, brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments. For the avoidance of doubt, the Fund shall bear all fees and expenses incurred in connection with the organization of the Fund and the offering of the Fund’s shares and will reimburse Investment Manager for any such fees and expenses incurred by the Investment Manager on the Fund’s behalf, including fees and expenses in connection with seeking the Securities and Exchange Commission’s approval of any exemptive relief contemplated in connection with the establishment or operations of the Fund.

In addition, the Investment Manager shall not be responsible for any costs or reasonable out-of-pocket expenses directly arising out of the following investment related operations of the Fund: (i) reasonable research and due diligence expenses relating to the selection of investments (including expenses of news and quotation subscriptions, market or industry research, consultants or experts); (ii) reasonable legal, accounting, tax, third party consultant, and investment-related software and databases expenses incurred in relation to entering into, the reviewing, monitoring and or administration of the investments (including expenses of engaging third party valuation consultants and agents and expenses of loan administration with non-affiliates) including ; (iii) the Fund’s allocable share of out-of-pocket costs directly relating to transactions that are not consummated, including costs allocable to a co-investor’s proposed participation in the relevant investment or that would have been borne directly or indirectly by a co-investor if such co-investment had been completed (and only for co-investors who have no contractual expense reimbursement arrangement in place); (iv) other investment-related expenses, such as, brokerage commissions, finders’ fees, custody fees, interest, administrative, servicing and other similar fees and expenses, and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments or any expenses relating to hedging, leverage or indebtedness of the Fund (including any interest thereon) including investment-related software and databases relating thereto; (v) reasonable litigation costs and expenses, judgments and settlements directly related to the preservation of the value of the investment; (vi) all taxes, fees or other governmental charges required to be paid or withheld with respect to assets of the Fund; (vii) reasonable expenses incurred by the Investment Manager in responding to a legal, administrative, judicial or regulatory action, claim, or suit relating to the Fund; (viii) ad hoc expenses directly related to the Fund incurred at the specific request of the Board of Trustees; (ix) reasonable travel and related expenses incurred in connection with the Fund’s investment activities; and (x) any fees and expenses in connection with seeking the SEC’s approval of any exemptive relief (or amending existing exemptive relief) contemplated in connection with the Investment Manager’s management of the Fund.

Subject to Section 7 (including the exculpation provisions therein), the Fund shall pay reasonable expenses incurred by the Investment Manager, as such expenses are incurred, in responding to a legal, administrative, judicial or regulatory action, claim, or suit unrelated to the Investment Manager but resulting from the actions or omissions of the Fund, to which the Investment Manager is not a party.

The Fund shall pay all costs, fees and expenses incurred on behalf of the Fund in connection with the termination of this Agreement, including any related legal and accounting fees and expenses.

For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Investment Manager compensation at an annual rate of 0.95 percent (0.95%), accrued daily and payable monthly in arrears by the 10th business day of the succeeding month based upon the Fund’s average daily net assets. Net assets means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. In the case of a partial month, compensation will be based on the number of days during the month in which the Investment Manager provided services to the Fund. Compensation will be paid to the Investment Manager before giving effect to any repurchase of any shares in the Fund effective as of that date. The Investment Manager may, in its discretion and from time to time, reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Manager hereunder or to continue future payments.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. BOOKS AND RECORDS. The Investment Manager shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Fund, except as otherwise provided herein, required by applicable law or regulation or as may be necessary for the Investment Manager to supply to the Fund or its Board the information required to be supplied under this Agreement. The Investment Manager will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request. The Fund and the Investment Manager agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Investment Manager on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request; provided that the Investment Manager may make and retain copies of such records.

6. STATUS OF INVESTMENT MANAGER. The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Investment Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

7. LIMITATION OF LIABILITY AND INDEMNIFICATION OF INVESTMENT MANAGER.

(a) In the absence of willful misfeasance, gross negligence or reckless disregard of its obligations to the Fund, the Investment Manager and any partner, member, manager, director, officer or employee of the Investment Manager, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, shall not be subject to liability to the Fund or otherwise under this Agreement for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund, including, without limitation, for any error of judgment, for any mistake of law, for any act or omission by the Investment Manager or any affiliate of the Investment Manager or by any Sub-Adviser, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b) The Fund shall indemnify, to the fullest extent permitted by law, the Investment Manager, or any partner, member, manager, officer or employee of the Investment Manager, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives (each such person being an “Indemnitee”), against any claim, loss, damage, liability, reasonable cost, or reasonable expense (including reasonable attorney's fees, judgments, and other related expenses in connection therewith and amounts paid in defense and settlement thereof) (individually, the “Liability,” and collectively, the “Liabilities”) to which the person may be liable that arises or results from (i) this Agreement or the performance of any services under this Agreement, so long as such Liabilities did not arise primarily from such person’s willful misfeasance, gross negligence or reckless disregard of its obligations and duties under this Agreement or (ii) the Investment Manager’s obligation to indemnify a Sub-Adviser or any partner, member, manager, officer or employee of the Sub-Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives under the terms of the Sub-Adviser’s Sub-Advisory Agreement so long as such indemnification obligations did not arise primarily from the such Indemnitee’s willful misfeasance, gross negligence or reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

(c) The Investment Manager shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any Liability to which the person may be liable that results from the Investment Manager's willful misfeasance or gross negligence in connection with the performance of the Investment Manager's obligations under this Agreement, or from the Investment Manager's reckless disregard of its obligations and duties under this Agreement. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law. This indemnification obligation shall survive the termination of this Agreement.

(d) The Investment Manager shall not be obligated to perform any service not described in this Agreement. The Investment Manager shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved or that Investment Manager's overall management of the Fund will be successful. The Fund understands that investment decisions made for the Fund by the Investment Manager are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

8. PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Investment Manager (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Investment Manager are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Investment Manager (or any successor) is or may be interested in the Fund as an interest holder or otherwise.

9. AUTHORITY; NO CONFLICT. The Investment Manager represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Investment Manager or any of its affiliates are a party.

10. FUND REPRESENTATIONS: The Fund represents, warrants and agrees that it: (a) has all requisite power and authority to enter into and perform its obligations under this Agreement; (b) has taken all necessary actions to authorize its execution, delivery and performance of this Agreement; and has furnished to the Investment Manager copies of each of the following documents: (i) the governing documents of the Fund; (ii) the resolutions of the Board approving the engagement of the Investment Manager as investment adviser of the Fund and approving this Agreement; and (iii) current copies of the Fund’s Prospectus and Statement of Additional Information. The Fund shall furnish the Investment Manager from time to time with copies of all material amendments of or material supplements to each of the foregoing, if any, with reasonable notice prior to implementation.

11. LICENSE OF INVESTMENT MANAGER'S NAME. The Investment Manager grants to the Fund a license to use the name "Cliffwater" (the "Name") as part of the name of the Fund. The foregoing authorization by the Investment Manager to the Fund to use the Name as part of the name of the Fund is not exclusive of the right of the Investment Manager itself to use, or to authorize others to use, the Name. The Fund acknowledges and agrees that, as between the Fund and the Investment Manager, the Investment Manager has the right to use, or authorize others to use, the Name. The Fund shall (1) only use the Name in a manner consistent with uses approved by the Investment Manager; (2) adhere to such specific quality control standards as the Investment Manager may from time to time promulgate; and (3) protect the reputation and goodwill of the Name. The Fund acknowledges that the Name and the trademark associated therewith are the valuable property of the Investment Manager or its affiliates. The Fund will (a) submit to the Investment Manager for review and preapproval prior to use any promotional materials using the Name; and (b) change the name of the Fund within one month of its receipt of the Investment Manager's request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and will not thereafter transact any business using the Name in the name of the Fund; provided, however, that to the extent required by law, regulation or regulatory guidance, the Fund may continue to make reference to the prior name of the Fund in its prospectuses, regulatory filings, marketing materials and similar documents and the Fund may continue to use beyond such date any supplies of prospectuses, marketing materials and similar documents that the Fund had on the date of such name change in quantities not exceeding those historically produced and used in connection with such Fund. If the Fund makes any unauthorized use of the Name or the Investment Manager’s derivatives, logos, trademarks, or service marks or trade names, the Fund acknowledges that the Investment Manager shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Investment Manager shall be entitled to injunctive relief, as well as any other remedy available under law.

12. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until May 13, 2023 and thereafter, may continue in effect only if such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of the Fund fail to approve the Agreement as provided herein, the Investment Manager may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on 60 days written notice to the Investment Manager, or by the Investment Manager at any time, without the payment of any penalty, on 60 days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 12, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

13. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by delivery service or registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Investment Manager:

Cliffwater LLC

Attn: Stephen Nesbitt

4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Facsimile: (310) 448-5001

Telephone: (310) 448-5000

If to the Fund:

Cliffwater Enhanced Lending Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street

Milwaukee, WI 53212

Facsimile: (414) 271-9717

Telephone: (414) 299-2000

14. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

16. AMENDMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

17. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. TRACK RECORD. Notwithstanding anything else to the contrary herein, the Investment Manager shall retain a right to use the investment performance and track record of the Fund (including in marketing materials) to the extent permitted by law. Further, for the avoidance of doubt, the Investment Manager shall be entitled to retain a copy and use records of each of its transactions and other records pertaining to the Fund as are necessary to support any such uses of the investment performance and track record.

19. MISCELLANEOUS. Where the effect of a requirement of the 1940 Act or the Investment Advisers Act of 1940 reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. NO THIRD PARTY BENEFICIARIES. The parties hereto acknowledge and agree that this Agreement is intended solely for the benefit of the parties hereto and any natural person or entity obtaining rights hereunder as an Indemnitee and that there shall be no third party beneficiaries to this Agreement, either express or implied.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and effective as of the day and year first written above.

CLIFFWATER ENHANCED LENDING FUND

/s/ Lance Johnson

By:	Lance Johnson
Title:	Treasurer

CLIFFWATER LLC

/s/ Stephen Nesbitt
By:	Stephen Nesbitt
Title:	Chief Executive Officer